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                                                                   EXHIBIT 10.41

February 10, 2003

Marty Beard
VP, Business Development
Sybase, Inc.
One Sybase Drive
Dublin, CA 94568
(Delivered by hand)

Dear Marty:

Each year, Sybase works with various external consultants to conduct extensive survey and analysis of prevailing market practice, competitive data from select companies in the local software industry with which we compete for talents, and Sybase's internal compensation equity. This year, our Corporate Human Resources worked with AON/Radford, KPMG and Watson Wyatt executive compensation consultants to present a well-researched and extraordinarily thorough review of our Section 16(b) officers' cash compensation, incentive bonus/variable compensation, stock/long-term incentive and executive benefit programs. Based on the aforementioned analysis and your individual performance against your 2003 objectives, I have recommended to the Compensation Committee and the Board of Directors your 2003 total executive compensation. It is my belief that our executive compensation should not only be competitive in the industry but it should also always support the achievement of Sybase's performance objectives to maintain alignment with shareholder interests.

Congratulations! I am pleased to inform you that the Board of Directors approved my recommendation for your promotion to Senior Vice President and your 2003 Executive Compensation at the February 5, 2003 Board Meeting:

         1.   Cash Compensation (effective January 1, 2003)

                  -  Annual base salary: $ 305,600
                     (paid semi-monthly at $ 12,7333.33)

                  -  Incentive bonus target: 61% ($ 185,120)

                  -  Total target earnings (TTE): $ 490,720

              Your incentive bonus target will be based on Sybase, Inc. overall company performance as follows:

                  -  50% on Sybase revenue of $865M

                  -  50% on Sybase profit before taxes (PBT) of $162M

              Payment of annual incentive bonus will be based on following:

                a)   Sybase revenue:

                     -  70% at 95% of target performance

                     -  100% at 100%

                     -  3 for 1 after 100% (e.g. 130% at 110%)

                     -  no cap

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Marty Beard
February 10, 2003
Page 2

             b)   Sybase PBT

                  -  70% at 70% of target performance

                  -  100% at 100%

                  -  3 for 1 after 100% (e.g. 130% at 110%)

                  -  no cap

2.       Long-term Incentives

         (a) Sybase Stock Option Grant (with 3-year vesting):

                  -  25,000 shares at February 10, 2003 strike price.

         (b) Sybase Restricted Stock Grant (with 3-year vesting)

                  -  15,000 shares at $0.10 per share.

3.       Change of Control Agreement

         At my recommendation, the Sybase, Inc. Board of Directors also approved an amendment to your change of control agreement from the current double trigger to single trigger. You will receive the new document from the Legal department shortly.

4.       New Executive Benefit Program

         I am also excited to announce a new Executive Financial Planning and Services Program for our Section 16 officers that will reimburse you for up to $10,000 of fees paid by you to a third party in 2003 for tax preparation, insurance planning, investment planning, retirement planning and/or estate planning services undertaken on your behalf. You may select your own provider for these services. Alternatively, for most of these services, you may use KPMG with whom we have negotiated reduced rates. If you choose to use KPMG, you are free to use them for some of the services, while retaining different providers for other services.

         The amount of the reimbursement paid to you will be grossed up for federal and state income tax purposes. To the extent that you do not fully utilize the allowable reimbursement amount during 2003, you will not be entitled to any cash payment of the balance nor will you be able to utilize it in subsequent years.

         You will need to provide detailed invoices from the third party provider showing the specific services rendered in order to obtain reimbursement. You need to submit the invoices to the Vice President of Worldwide Human Resources for processing.

         In selecting your provider(s), it is important to do so in a manner that is consistent with the philosophy of our Conflict of Interest Policy. Therefore, you should not retain (1) a family member or other party with whom you have a significant relationship, or (2) a close business associate of such a person. As noted in the Conflict of Interest Policy, examples of "significant relationships" that extend beyond family include domestic partners, dating relationships, and business partnerships.

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Marty Beard
February 10, 2003
Page 3

         Note that KPMG is not able to finalize estate planning documents. Should you want such services, you will need to retain your own attorney. The HR Department does have a list of estate planning attorneys who have been recommended to the HR Department by various people. If you would like to review such list, you can contact Nita White-Ivy. However. Sybase has NOT undertaken a review of the qualifications of the attorneys on this list and does NOT endorse or recommend any particular attorney(s). You should do your own due diligence when selecting an attorney.

         I trust that this new financial planning and services program will be a great benefit for you and your family.

Lastly, I want to thank you for your contributions last year. Enclosed is your incentive bonus check for 2002.

As we all experienced, 2002 was an economically challenging year. However, we did well compared to the rest of the software industry. We generated more than $164M in cash from operations and increased pro-forma operating margins to 16%. Our integration products gained further traction as Sybase continued to redefine the middleware market with end-to-end solutions, from data management to mobile and wireless. The company has achieved an enviable market position and our strength clearly reflects all the hard work and long hours everybody has put in. It is expected that 2003 will be a more challenging year. Therefore, we cannot rest on our laurels. It is imperative that we remain focused, committed, and ever vigilant to ensure that nothing gets in the way of achieving our revenue and margin numbers for Sybase's continued success. Do remember the partners.

I look forward to your continuing commitment.

Sincerely,

John S. Chen
Chairman, CEO and President

Encl: 2002 payout check
JSC:  el
CC:   HR File